Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1) Form S-8 No. 333-121551 pertaining to the First Acceptance Corporation Employee Stock Purchase Plan,
(2) Form S-8 No. 333-115601 pertaining to the First Acceptance Corporation 2002 Long Term Incentive Plan,
(3) Form S-8 No. 333-102210 pertaining to the Liberte Investors, Inc. 2002 Long Term Incentive Plan Option Granted to Donald J. Edwards Pursuant to his Employment Agreement;
of our reports dated September 13, 2007, with respect to the consolidated financial statements and schedules of First Acceptance Corporation and the effectiveness of internal control over financial reporting of First Acceptance Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 2007.
/s/ Ernst & Young LLP
Nashville, Tennessee
September 13, 2007